Exhibit 99.1
NEWS RELEASE

Vanguard Natural Resources Reports First Quarter 2010 Results

~Adjusted EBITDA rose 46% to $18.5 million~

~ Distributable Cash Flow of $15.1 million rose 50% over first quarter 2009 ~

HOUSTON—May 3, 2010--Vanguard Natural Resources, LLC (NYSE: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the quarter ended March 31, 2010.

Mr. Scott W. Smith, President and CEO, commented, “We are pleased to report results this quarter that are right in line with our expectations and the guidance we have provided the market. This was our first full quarter where the impact of our recent Permian Basin acquisition was seen and with this contribution we once again produced a record level of Adjusted EBITDA and Distributable Cash Flow. This morning we announced the execution of a definitive agreement to acquire a portfolio of predominately oil producing assets, that when closed later this month, will generate significant cash flows to the Company. In addition, this acquisition features an inventory of high quality development drilling projects to further develop oil reserves at very attractive returns.  We are very encouraged by the state of the capital markets as most MLP issuers are trading at more reasonable valuations and appear to have access to the capital markets to further growth objectives.  Looking ahead, there continue to be many assets coming to market that are well suited to the upstream MLP model and  we believe we are in a good position to continue to grow our assets along with distributable cash flows for the benefit of our unitholders.”

Mr. Richard Robert, Executive Vice President and CFO, added, “With lease operating expenses of less than $5 a barrel equivalent, this acquisition generates a significant amount of cash flow at current oil prices.  We expect to implement a hedging strategy and drilling program that will support the continued sustainability of the significant cash flows for many years to come and, upon closing the transaction, feel very comfortable in making a recommendation to our Board of Directors that we increase our next quarterly distribution.”

First Quarter 2010 Highlights:

•
Adjusted EBITDA (a non-GAAP financial measure defined below) increased 46% to $18.5 million from $12.7 million in the first quarter of 2009 and rose 26% from the $14.7 million recorded in the fourth quarter of 2009.

•
Distributable Cash Flow (a non-GAAP financial measure defined below) increased 50% to $15.1 million from the $10.0 million generated in the first quarter of 2009 and grew 40% sequentially over the $10.8 million generated in the fourth quarter of 2009.

•
We reported net income for the quarter of $21.7 million or $1.15 per basic unit compared to a reported net loss of $50.0 million or $3.98 per basic unit in the first quarter of 2009; however, both quarters included special items.  The recent quarter included $10.6 million of non-cash unrealized net gains in our commodity and interest rate derivatives contracts offset by a $0.03 million non-cash compensation charge for the unrealized fair value of phantom units granted to management.  The 2009 first quarter results included a $9.8 million unrealized net gain in our commodity and interest rate derivatives contracts offset by a $63.8 million non-cash impairment charge to our natural gas and oil properties and a $1.3 million non-cash compensation charge for the unrealized fair value of phantom units granted to management.

•
Excluding the net impact of the specific non-cash items mentioned above, Adjusted Net Income (a non-GAAP financial measure defined below) was $11.2 million in the first quarter of 2010 or $0.59 per basic unit, as compared to Adjusted Net Income of $5.4 million or $0.43 per basic unit, in the first quarter of 2009.

•
Reported average production of 26,067 Mcfe per day, up 46% over 17,815 Mcfe per day produced in the first quarter of 2009 and up 8% over fourth quarter 2009 average volumes.  The first quarter of 2010 included a full quarter of production from the Ward County acquisition which closed in December 2009.

During the quarter we sold 1,209 MMcf of natural gas, 132,411 Bbls of oil, and 2,397,232 gallons of natural gas liquids (NGLs), compared to the 1,076 MMcf of natural gas, 77,191 Bbls of oil and 446,173  gallons of natural gas liquids produced in the first quarter of 2009.  The 46% increase in total production on a Mcfe basis is primarily due to our recent acquisitions.   Including the positive impact of our hedges in the first quarter of this year, we realized a net price of $10.12 per Mcf on natural gas sales, $77.28 per Bbl on crude oil sales, and $1.20 per gallon on NGL sales, for an average sales price of $10.81 per Mcfe (all excluding amortization of premiums paid and amortization of value on derivative contracts acquired).

Recent Event

We announced today that we have entered into a definitive agreement to acquire producing oil and natural gas assets in Mississippi, Texas and New Mexico for $113.1 million from a private seller. The properties to be acquired have estimated total proved reserves of 4.7 million barrels of oil equivalent, of which approximately 96% are oil reserves and 61% are proved developed. At closing of this transaction later this month, net production attributable to the assets being acquired should be approximately 850 Boe/d.  The effective date of the acquisition is May 1, 2010 and the Company anticipates closing this acquisition on or before May 27, 2010.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of natural gas and oil price volatility on our cash flow from operations. As required by our reserve-based credit facility, we have mitigated this volatility through 2011 for natural gas and through 2013 for crude oil by implementing a hedging program on a portion of our total anticipated production. At March 31, 2010, the fair value of commodity derivative contracts was approximately $31.8 million, of which $22.6 million settles during the next twelve months. Currently, we use fixed-price swaps and NYMEX collars and put options to hedge natural gas and oil prices.

The following table summarizes commodity derivative contracts in place at March 31, 2010:

	April 1- December 31, 2010	Year 2011	Year 2012	Year 2013
Gas Positions:
Fixed Price Swaps:
Notional Volume (MMBtu)	3,482,446	3,328,312	—	—
Fixed Price ($/MMBtu)	$8.60	$7.83	$—	$—
Collars:
Notional Volume (MMBtu)	1,256,500	1,933,500	—	—
Floor Price ($/MMBtu)	$7.72	$7.34	$—	$—
Ceiling Price ($/MMBtu)	$8.92	$8.44	$—	$—
Total:
Notional Volume (MMBtu)	4,738,946	5,261,812	—	—

Oil Positions:
Fixed Price Swaps:
Notional Volume (Bbls)	231,250	260,750	137,250	118,625
Fixed Price ($/Bbl)	$85.93	$86.12	$88.13	$88.42
Collars:
Notional Volume (Bbls)	—	—	45,750	45,625
Floor Price ($/Bbl)	$—	$—	$80.00	$80.00
Ceiling Price ($/Bbl)	$—	$—	$100.25	$100.25
Total:
Notional Volume (Bbls)	231,250	260,750	183,000	164,250

Selling, General and Administrative Expense

Our selling, general and administrative expense declined 56% to $1.4 million in the first quarter of 2010 from $3.2 million in the same period in 2009, primarily reflecting a decline in the amount of non-cash expenses associated with our unit-based compensation program.  The 2009 first quarter charges included a $2.2 million non-cash compensation expense which was related to the grant of phantom units on January 1, 2009 and the amortization of common and Class B units granted to employees and directors under employment agreements and our long-term incentive plan.  New three year employment agreements were entered into with two members of the management team effective January 1, 2010, and the non-cash compensation charges related to equity grants under the new agreements and the amortization of common and Class B units previously granted to employees and directors declined to $0.3 million for the first quarter of 2010.

Cash Distributions

On May 14, 2010, the Company will pay a first quarter cash distribution of $0.525 per unit to its unitholders of record as of May 7, 2010.  This quarterly distribution payment represents a 5% increase to the amount distributed for the first quarter of 2009 and unchanged from the fourth quarter of 2009.

Capital Expenditures

Capital expenditures for the drilling, capital workover and recompletion of natural gas and oil properties were approximately $1.6 million in the first quarter of 2010 compared to $1.3 million for the comparable quarter of 2009.  During the three months ended March 31, 2010, we did not complete the drilling of any wells on our operated properties and there was limited drilling on non-operated properties. However, we anticipate that during the second quarter of 2010 we will complete one horizontal gas well in South Texas, one horizontal oil well in the Permian operating area and two vertical oil wells in Appalachia at a total cost of approximately $6.3 million.

Reserve-Based Credit Facility

At March 31, 2010, Vanguard had indebtedness under its reserve-based credit facility totaling $131.2 million.  As of April 29, 2010, we have $66.8 million available for borrowing under the reserve-based credit facility.  The borrowing base is currently under review pursuant to our semi-annual redetermination and has not been completed due to the revisions that will be necessary pending the closing of the acquisition announced today.  We anticipate the review process will be completed during May 2010 and will reflect an increase to the borrowing base.  Absent accretive acquisitions, to the extent available after unitholder distributions, debt service, and capital expenditures, it is our current intention to utilize our excess cash flow during the remainder of 2010 to reduce our borrowings under our reserve-based credit facility.

Conference Call Information

Vanguard will host a conference call today to discuss its first quarter results at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (800) 762-8795 or (480) 629-9774, for international callers and ask for the “Vanguard Natural Resources” call a few minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Vanguard’s website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available through June 2, 2010 and may be accessed by calling (303) 590-3030 and using the pass code 4286946#. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at investorrelations.com

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, and South Texas. More information on the Company can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC
Operating Statistics
(Unaudited)
	Three Months Ended March 31,
	2010		2009
Net Natural Gas Production:
Appalachian gas (MMcf)	689		805
Permian gas (MMcf)	97		43	(a)
South Texas gas (MMcf)	423		228	(b)
Total natural gas production (MMcf)	1,209		1,076

Average Appalachian daily gas production (Mcf/day)	7,657		8,949
Average Permian daily gas production (Mcf/day)	1,079		483	(a)
Average South Texas daily gas production (Mcf/day)	4,700		2,529	(b)
Average Vanguard daily gas production (Mcf/day)	13,436		11,961

Average Natural Gas Sales Price per Mcf:
Net realized gas price, including hedges	$10.12	(c)	$10.98	(c)
Net realized gas price, excluding hedges	$6.22		$5.57

Net Oil Production:
Appalachian oil (Bbls)	32,356		16,511
Permian oil (Bbls)	96,421		60,680	(a)
South Texas oil (Bbls)	3,634		—	(b)
Total oil production (Bbls)	132,411		77,191

Average Appalachian daily oil production (Bbls/day)	360		183
Average Permian daily oil production (Bbls/day)	1,071		674	(a)
	40		—	(b)
Average Vanguard daily oil production (Bbls/day)	1,471		857

Average Oil Sales Price per Bbl:
Net realized oil price, including hedges	$77.28	(c)	$70.53	(c)
Net realized oil price, excluding hedges	$73.00		$37.31

Net Natural Gas Liquids Production:
Permian natural gas liquids (Gal)	379,838		110,544	(a)
South Texas natural gas liquids (Gal)	2,017,394		335,629	(b)
Total natural gas liquids production (Gal)	2,397,232		446,173

Average Permian daily natural gas liquids production (Gal/day)	4,221		1,228	(a)
Average South Texas daily natural gas liquids production (Gal/day)	22,415		3,729	(b)
Average Vanguard daily natural gas liquids production (Gal/day)	26,636		4,957

Average Net Realized Natural Gas Liquids Sales Price per Gal	$1.20		$0.73

(a)	The Sun TSH acquisition closed on August 17, 2009 and, as such, no operations are included in the three month period ended March 31, 2009.

(b)	The Ward County acquisition closed on December 31, 2009 and, as such, no operations are included in the three month period ended March 31, 2009.

(c)	Excludes amortization of premiums paid and amortization of value on derivative contracts acquired.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended March 31,
	2010	2009 (a) (b)
Revenues:
Natural gas, natural gas liquids and oil sales	$20,070	$9,202
Loss on commodity cash flow hedges	(1,042)	(896)
Realized gain on other commodity derivative contracts	5,214	7,820
Unrealized gain on other commodity derivative contracts	10,810	9,829
Total revenues	35,052	25,955

Costs and expenses:
Lease operating expenses	4,073	3,133
Depreciation, depletion, amortization and accretion	4,238	3,783
Impairment of natural gas and oil properties	—	63,818
Selling, general and administrative expenses	1,400	3,152
Production and other taxes	1,582	642
Total costs and expenses	11,293	74,528

Income (loss) from operations	23,759	(48,573)

Other income and (expense):
Interest expense	(1,291)	(1,013)
Realized loss on interest rate derivative contracts	(515)	(336)
Unrealized loss on interest rate derivative contracts	(250)	(43)
Total other expense, net	(2,056)	(1,392)

Net income (loss)	$21,703	$(49,965)

Net income (loss) per unit:
Common & Class B units – basic & diluted	$1.15	$(3.98)

Weighted average units outstanding:
Common units – basic	18,416	12,146
Common units – diluted	18,483	12,146
Class B units – basic & diluted	420	420

(a)	The Sun TSH acquisition closed on August 17, 2009 and, as such, no operations are included in the three month period ended March 31, 2009.

(b)	The Ward County acquisition closed on December 31, 2009 and, as such, no operations are included in the three month period ended March 31, 2009.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$176	$487
Trade accounts receivable, net	8,877	8,025
Derivative assets	22,575	16,190
Other receivables	1,871	2,224
Other current assets	985	1,317
Total current assets	34,484	28,243

Natural gas and oil properties, at cost	401,025	399,212
Accumulated depletion	(230,910)	(226,687)
Natural gas and oil properties evaluated, net – full cost method	170,115	172,525

Other assets
Derivative assets	9,199	5,225
Deferred financing costs	3,007	3,298
Other assets	2,343	1,409
Total assets	$219,148	$210,700

Liabilities and members’ equity

Current liabilities
Accounts payable – trade	$562	$766
Accounts payable – natural gas and oil	2,111	2,299
Payables to affiliates	1,175	1,387
Deferred swap premium liability	1,419	1,334
Derivative liabilities	524	253
Phantom unit compensation accrual	27	4,299
Accrued ad valorem tax	579	903
Accrued expenses	1,218	1,178
Total current liabilities	7,615	12,419

Long-term debt	131,200	129,800
Derivative liabilities	1,966	2,036
Deferred swap premium liability	1,325	1,739
Asset retirement obligations	4,457	4,420
Total liabilities	146,563	150,414

Commitments and contingencies

Members’ equity
Members’ capital, 18,416,173 common units issued and outstanding at March 31, 2010 and December 31, 2009	71,301	59,873
Class B units, 420,000 issued and outstanding at March 31, 2010 and December 31, 2009	5,805	5,930
Accumulated other comprehensive loss	(4,521)	(5,517)
Total members’ equity	72,585	60,286

Total liabilities and members’ equity	$219,148	$210,700

 Use of Non-GAAP Measures

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Net interest expense, including write-off of deferred financing fees and realized gains and losses on interest rate derivative contracts;

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Impairment of natural gas and oil properties;

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Deferred taxes, and

•	Unit-based compensation expense

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present Distributable Cash Flow in addition to our reported net income (loss) in accordance with GAAP.  Distributable Cash Flow is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Impairment of natural gas and oil properties;

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Deferred taxes, and

•	Unit-based compensation expense.

Less:

•	Drilling, capital workover and recompletion expenditures.

Distributable Cash Flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  While Distributable Cash Flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its quarterly distribution.  Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment.  As a result, there will be some volatility in Distributable Cash Flow measured on a quarterly basis.  Distributable Cash Flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) to Adjusted EBITDA (a) and Distributable Cash Flow
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2010	2009 (b) (c)

Net income (loss)	$21,703	$(49,965)
Plus:
Interest expense, including realized losses on interest rate derivative contracts	1,806	1,349
Depreciation, depletion, amortization and accretion	4,238	3,783
Impairment of natural gas and oil properties	—	63,818
Amortization of premiums paid on derivative contracts	505	928
Amortization of value on derivative contracts acquired	610	537
Unrealized gains on other commodity and interest rate derivative contracts	(10,560)	(9,786)
Deferred taxes	(80)	(197)
Unit-based compensation expense	254	887
Fair value of phantom units granted to officers	27	1,301
Adjusted EBITDA	$18,503	$12,655
Less:
Interest expense, net	1,806	1,349
Drilling, capital workover and recompletion expenditures	1,594	1,260
Distributable Cash Flow	$15,103	$10,046

(a)
Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b)	The Sun TSH acquisition closed on August 17, 2009 and, as such, no operations are included in the three month period ended March 31, 2009.

(c)	The Ward County acquisition closed on December 31, 2009 and, as such, no operations are included in the three month period ended March 31, 2009.

Adjusted Net Income

We present Adjusted Net Income in addition to our reported net income in accordance with GAAP.  Adjusted Net Income is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Unrealized gains and losses on other commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

•	Unrealized fair value of phantom units granted to management; and

•	Impairment of natural gas and oil properties.

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and non-cash natural gas and oil property impairment charge will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results.  Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC

Reconciliation of Net Income (Loss) to Adjusted Net Income

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Net income (loss)	$21,703	$(49,965)
Plus:
Unrealized loss on interest rate derivative contracts	250	43
Unrealized fair value of phantom units granted to management	27	1,301
Impairment of natural gas and oil properties	—	63,818
Less:
Unrealized gain on other commodity derivative contracts	(10,810)	(9,829)
Total adjustments	(10,533)	55,333

Adjusted Net Income	$11,170	$5,368

Basic net income (loss) per unit:	$1.15	$(3.98)
Plus:
Impairment of natural gas and oil properties	—	5.08
Unrealized fair value of phantom units granted to management	—	0.10
Less:
Unrealized gain on commodity and interest rate derivative contracts, net	(0.56)	(0.77)
Basic adjusted net income per unit:	$0.59	$0.43

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com